Exhibit 99.1

Contact:	800 S. Douglas Road, 12th Floor
J. Marc Lewis, Vice President-Investor Relations	Coral Gables, Florida 33134
305-406-1815	Tel: 305-599-1800
305-406-1886 fax	Fax: 305-406-1960
marc.lewis@mastec.com	www.mastec.com

For Immediate Release

MasTec First Quarter Results Exceed Expectations

•	Revenue increased 32%

•	EBITDA increased 20%

•	Cash flow from operations of $35 million for the quarter

•	Liquidity increased to $201 million

Coral Gables, FL (May 5, 2010) — MasTec, Inc. (NYSE: MTZ) today announced that revenue for the quarter ended March 31, 2010 increased 32% to $450 million, compared with revenue of $342 million in the prior year. EBITDA, or earnings before interest, taxes, depreciation and amortization, increased 20% to $34 million, compared with $28 million in the first quarter of 2009. First quarter net income was $7.4 million, or $0.10 per diluted share, compared with $11.9 million, or $0.16 per diluted share for the prior year quarter.

It should be noted that net income for the first quarter of 2010 was burdened by a 40.6 percent book tax rate, compared to a negligible book tax rate for the first quarter of 2009. The quarter-over-quarter increase in mostly non-cash book tax expense was $5 million, or $0.06 per diluted share. The Company has $110 million in Federal tax net operating loss carryforwards, or NOLs, to utilize against most cash tax obligations. Also, the first quarter of 2010 included an increase in depreciation and amortization, which had a $4 million, or $0.02 per diluted share, negative impact on earnings compared to the same quarter a year ago.

The revenue increase of $108 million from the prior year quarter was driven by both the acquisition of Precision Pipeline in the fourth quarter of 2009 and organic growth. The organic growth was primarily related to the renewables and wireless business.

Jose R. Mas, MasTec’s Chief Executive Officer, commented, “Once again, we had a solid quarter, despite a continued soft economic environment. Our performance in the first quarter was ahead of our expectations, even though we operated with excess capacity in order to retain our ramp-up capabilities for the second half of the year. Our recent contract wins further reinforce our belief that 2010, particularly the second half, should be an unprecedented year of opportunity for MasTec.”

C. Robert Campbell, MasTec Executive Vice President and Chief Financial Officer, added “Although the first quarter is our seasonally-weakest quarter, we nevertheless did very well in terms of revenue growth, EBITDA, earnings and cash flow. Our strong financial condition improved further. Cash flow from operations for the quarter was $35 million and our liquidity grew from $160 million at year end up to $201 million at the end of the first quarter. Liquidity is defined as unrestricted cash and availability from the Company’s senior credit facility.”

Today, the Company is reaffirming its annual 2010 guidance and issuing estimates for the second quarter.

Even though MasTec expects to pay only modest cash taxes for 2010 because of its NOLs, the Company’s guidance for 2010 earnings includes an estimated 40.6% book tax rate compared to only 10.6% for 2009. Additionally, MasTec will have increased amortization of intangibles and a higher diluted share count due to two convertible debt issuances. Since these changes make earnings comparisons difficult, the Company is also providing supplemental non-GAAP EBITDA guidance. All non-GAAP numbers are reconciled on the attached tables.

The Company continues to expect 2010 revenue of approximately $2.1 billion, compared to $1.6 billion for 2009, and expects 2010 EBITDA of $218 million to $223 million, compared to $153 million for 2009. MasTec expects 2010 fully diluted earnings per share of $0.92 to $0.95, compared to $0.90 for 2009. The 2010 guidance includes an increase in the year-over-year book tax rate, resulting in a $0.43 to $0.45 reduction in earnings per share.

For the second quarter of 2010, the Company expects revenue of approximately $465 million, EBITDA of $43 million and fully diluted earnings per share of $0.15, representing a 20% increase in revenue and a 20% increase in EBITDA, compared to the second quarter of 2009. The outlook for the second quarter would have been significantly better but for the shift in the start of a major pipeline project, which is now expected to begin early in the third quarter. Fully diluted earnings per share for the second quarter of 2010 reflects the negative impact of the increase in year-over-year book tax rates and depreciation and amortization, resulting in an $0.11 reduction in diluted earnings per share over the previous second quarter.

Management will also hold a conference call to discuss these results on Thursday, May 6, 2010 at 9:00 a.m. Eastern time. The call-in number for the conference call is (719) 325-2260 and the replay number is (719) 457-0820, with a pass code of 4250967. The replay will run for 30 days. Additionally, the call will be broadcast live over the Internet and can be accessed and replayed through the investor relations section of the Company’s website at www.mastec.com.

Summary financials for the quarters are as follows:

Condensed Unaudited Consolidated Statement of Operations

(In thousands, except per share amounts)

	For the Three Months Ended March 31,
	2010	2009
Revenue	$450,231	$342,119
Costs of revenue, excluding depreciation and amortization	388,855	290,926
Depreciation and amortization	14,175	10,643
General and administrative expenses	27,673	23,255
Interest expense, net of interest income	7,376	5,762
Other income, net	(297)	(497)

Income before provision for income taxes	12,449	12,030
Provision for income taxes	(5,054)	(101)

Net income	7,395	11,929

Net loss attributable to non-controlling interests	(16)	—

Net income attributable to MasTec	$7,411	$11,929

Earnings per share-basic and diluted:

Basic net income per share attributable to MasTec	$0.10	$0.16

Basic weighted average common shares outstanding	75,996	75,546

Diluted net income per share attributable to MasTec	$0.10	$0.16

Diluted weighted average common shares outstanding	84,398	76,565

Condensed Unaudited Consolidated Balance Sheets

(In thousands)

	March 31, 2010	December 31, 2009
Assets

Total current assets	$480,544	$530,157
Property and equipment, net	193,302	198,812
Goodwill and other intangibles, net	580,036	578,438
Securities available for sale	24,301	24,511
Other assets	33,509	34,775

Total assets	$1,311,692	$1,366,693

Liabilities and Shareholders’ Equity
Current liabilities	$277,864	$326,028
Obligations related to acquisitions	17,973	30,573
Other liabilities	23,786	22,732
Deferred tax liabilities, net	49,795	49,275
Long-term debt	404,896	409,923
Total shareholders’ equity	537,378	528,162

Total liabilities and shareholders’ equity	$1,311,692	$1,366,693

Condensed Unaudited Consolidated Statements of Cash Flows

(In thousands)

	For the Three Months Ended March 31,
	2010	2009
Net cash provided by operating activities	$34,716	$48,863
Net cash used in investing activities	(13,967)	(12,664)
Net cash used in financing activities	(6,420)	(25,946)

Net increase in cash and cash equivalents	14,329	10,253
Net effect of currency translation on cash	83	107
Cash and cash equivalents—beginning of period	88,521	47,263

Cash and cash equivalents—end of period	$102,933	$57,623

Reconciliation of Non-GAAP Disclosures-Unaudited

(In millions, except for percentages and per share data)

	Three Months Ended March 31, 2010		Three Months Ended March 31, 2009
EBITDA Reconciliation	Total	EBITDA Margin	Total	EBITDA Margin

GAAP Net income	$7.4	1.6%	$11.9	3.5%
Interest expense, net	7.4	1.6%	5.8	1.7%
Taxes	5.1	1.1%	0.1	0.0%
Depreciation and amortization	14.2	3.2%	10.6	3.1%

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$34.0	7.6%	$28.4	8.3%

	Guidance for Three Months Ended June 30, 2010		Three Months Ended June 30, 2009
EBITDA Reconciliation	Total	EBITDA Margin	Total	EBITDA Margin

GAAP Net income	$12.8	2.8%	$19.0	4.9%
Interest expense, net	7.4	1.6%	5.8	1.5%
Taxes	8.7	1.9%	0.4	0.1%
Depreciation and amortization	14.0	3.0%	10.7	2.8%

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$42.9	9.2%	$35.9	9.3%

	Years Ended
EBITDA Reconciliation	2010E	2009

GAAP Net Income	$78-81	$71
Interest expense, net	29	24
Income tax provision	54-56	8
Amortization	13	13
Depreciation	44	37

Earnings from continuing operations before interest, taxes, amortization and depreciation (EBITDA)	$218-223	$153

Tables may contain slight summation differences due to rounding.

MasTec is a leading specialty contractor operating mainly throughout the United States across a range of industries. The Company’s core activities are the building, installation, maintenance and upgrade of utility and communication infrastructure systems. The Company’s corporate website is located at www.mastec.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to a number of risks, uncertainties, and assumptions, including further or continued economic downturns, reduced capital expenditures, reduced financing availability, customer consolidation and technological and regulatory changes in the industries we serve; market conditions, technical and regulatory changes that affect us or our customers’ industries; our ability to accurately estimate the costs associated with our fixed-price and other contracts and performance on such projects; our ability to replace non-recurring projects with new projects; our ability to retain qualified personnel and key management, including from acquired businesses, enforce any noncompetition agreements, integrate acquired businesses within the expected timeframes and achieve the revenue, cost savings and earnings levels from such acquisitions at or above the levels projected; the impact of the American Recovery and Reinvestment Act of 2009 and any similar local or state regulations affecting renewable energy, electrical transmission, broadband and related projects and expenditures; the effect of state and federal regulatory initiatives, including costs of compliance with existing and future environmental requirements; our ability to attract and retain qualified managers and skilled employees; trends in oil and natural gas prices; increases in fuel, maintenance, materials, labor and other costs; the timing and extent of fluctuations in geographic, weather, equipment and operational factors affecting the industries in which we operate; any material changes in estimates for legal costs or case settlements or adverse determinations on any claim, lawsuit or proceeding; the highly competitive nature of our industry; our dependence on a limited number of customers; the ability of our customers, including our largest customers, to terminate or reduce the amount of work, or in some cases prices paid for services on short or no notice under our contracts; the impact of any unionized workforce on our operations, including labor availability and relations; liabilities associated with multiemployer union pension plans, including underfunding liabilities, for our operations that employ unionized workers; any liquidity issues related to our securities held for sale; the adequacy of our insurance, legal and other reserves and allowances for doubtful accounts; any exposure related to our divested state Department of Transportation projects and assets; restrictions imposed by our credit facility, senior notes, convertible notes and any future loans or securities; the outcome of our plans for future operations, growth and services, including business development efforts, backlog and acquisitions; any dilution or stock price volatility which shareholders may experience in connection with shares we may issue as consideration for earn-out obligations in connection with past or future acquisitions, or as a result of conversions of convertible notes or other stock issuances; as well as other risks detailed in our filings with the Securities and Exchange Commission. Actual results may differ significantly from results expressed or implied in these statements. We do not undertake any obligation to update forward-looking statements.